Parker Drilling Announces Retirement of President and CEO Gary Rich
Rich to Remain During Interim Period to Ensure Smooth Transition
Board Commences Search for Permanent Successor
HOUSTON, July 15, 2019 /PRNewswire/ -- Parker Drilling Company (NYSE: PKD) ("Parker" or the "Company") today announced that Gary Rich has decided to retire from his roles as President, Chief Executive Officer, and Director of Parker Drilling later this year. Rich plans to remain in his current roles for an interim period to support a smooth transition. The Board of Directors will engage a search firm to conduct a comprehensive search for a permanent successor.
Parker Drilling Chairman Eugene Davis noted, “Parker Drilling owes a tremendous debt of gratitude to Gary Rich, who oversaw a disciplined strategy to refocus the Company and maintain a strong reputation for reliability, innovation and efficiency amid one of the most challenging markets in the Company’s history. Gary led the Company through the industry downturn and successfully worked closely with several stakeholders to put the Company on the right path for the future.”
President and CEO Gary Rich stated, “It has been one of my greatest honors to work with the talented and hardworking team at Parker. Together we have offered some of the industry’s most innovative solutions and solved some of our clients’ toughest challenges, despite a difficult industry environment. I am proud of this work and look forward to watching what this great team can accomplish going forward.”
Davis continued, “We wish Gary well in his future endeavors, and thank him for leading the Company over the past seven years and for assisting with the transition to new leadership. With a solid financial foundation, we look forward to pursuing opportunities for profitable growth while maintaining a strict focus on capital returns as we enter the next chapter in Parker’s history.”
About Parker Drilling
Parker Drilling provides drilling services and rental tools to the energy industry. The Company's Drilling Services business serves operators through the use of Parker-owned and customer-owned rig fleets in select U.S. and international markets, specializing in remote and harsh environment regions. The Company's Rental Tools Services business supplies premium equipment and well services to operators on land and offshore in the U.S. and international markets. More information about Parker Drilling can be found on the Company's website at www.parkerdrilling.com.

Contact:
Nick Henley
Director, Investor Relations
(+1) (281) 406-2082
nick.henley@parkerdrilling.com